Exhibit 10.1

REDEMPTION AND LOCK UP AGREEMENT

        This Redemption and Lock Up Agreement is entered into effective July 2, 2009 (the “Effective Date”), by and between DISABOOM, INC. (the “Company”), a Colorado corporation and JW Roth (“Roth”), an individual.

RECITALS

        A.            Roth owns an aggregate of 7,105,000 shares of the Company’s common stock.

        B.            Roth is no longer an officer or director of the Company and Roth desires to liquidate part of his equity ownership in the Company.

        C.           The Company desires to redeem part of Roth’s interest in order to increase the number of shares of common stock available for future financings, as well as reduce dilution to existing shareholders in the event of a financing by the Company.

AGREEMENT

        NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

ARTICLE I

TERMS OF TRANSACTION

        1.1     Purchase and Sale. In reliance on the representations and warranties contained herein, the Company hereby agrees, subject to the terms and conditions of this Agreement, to redeem from Roth, and Roth hereby agrees, subject to the terms and conditions of this Agreement, to sell to the Company all of his right, title, and interest in 5,000,000 shares of Company common stock owned by him (the “Shares”).

        1.2     Consideration. The total cash consideration (“Purchase Price”) paid hereunder by the Company to Roth for the Shares is $0.04 per Share, or an aggregate of $200,000 payable by Company check. Roth hereby acknowledges receipt of the Purchase Price. As additional consideration, Roth hereby agrees to the lock up provisions described in Article II with respect to any other shares of Company common stock beneficially owned by him, directly or indirectly on the date of this Agreement but not included in the Shares to be redeemed (the “Remaining Shares”).

        1.3     Cancellation of Shares; Legending of Shares. Roth hereby agrees within ten business days of the Effective Date to tender stock certificate(s) evidencing the Shares, with a duly endorsed stock power, medallion guaranteed, for transfer to the Company and cancellation. In addition, Roth hereby agrees within ten business days of the Effective Date to provide the Company stock certificate(s) representing the Remaining Shares and an executed instruction letter to the Company’s transfer agent authorizing the placement of the legend described in Section 3.2 on such certificates.

        1.4     Closing. The Closing will occur concurrent with the execution of this Agreement. Roth agrees and acknowledges that he has post-Closing obligations under this Agreement as set forth in Section 1.3 hereof and upon his failure to comply with those obligations the Company may elect to either: (i) immediately demand return of the Purchase Price; or (ii) pursue any and all of its legal remedies that may be available to the Company including those arising from this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ROTH

        As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Roth hereby represents and warrants as follows:

         2.1    Ownership of the Shares. Roth is the sole record and beneficial owner of the Shares. Upon execution of this Agreement, the Company will receive good and marketable title to such Shares, free and clear of any claims, liens, pledges and encumbrances of any kind.

         2.2    Authority.Roth has full power and authority to make, execute and perform this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Roth and is a valid and binding obligation of Roth enforceable in accordance with its terms.

         2.3    No Default Resulting From Agreement. Neither the execution and delivery of this Agreement nor the performance of its terms by Roth will result in any material breach of the terms and conditions of, or constitute a default under, any material agreement, lease, mortgage, note, instrument, undertaking, judgment, decree, governmental order or other restriction or obligation to which Roth is a party which prohibits Roth’s ability to perform his obligations pursuant to this Agreement.

         2.4    No Representations or Reliance. Except as expressly provided herein, no person has made any statement or representation to Roth regarding any fact relied upon by Roth in entering into this Agreement and Roth specifically does not rely upon any statement, representation or promise of any other person in executing this Agreement.

         2.5    Non-Interference. Roth will not take any action which would interfere with the performance of this Agreement by the Company or which would adversely affect any of the rights provided for herein.

         2.6    Due Diligence by Roth. Roth has reviewed information about the Company’s business described in its reports filed with the Securities and Exchange Commission, and such other information regarding the Company as Roth has (in consultation with such advisors as Roth has deemed appropriate) determined to be necessary or appropriate in the circumstances; and further acknowledges that he or his representatives have been afforded the opportunity to ask such questions as Roth or his representatives have deemed necessary in connection with this Agreement.

ARTICLE III

LOCK UP

        3.1     Lock Up Agreement. Roth hereby agrees that, without the Company’s prior written consent, he will not, during the 14 month period commencing with the execution of this Agreement (the “Restricted Period”):

a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Remaining Shares; or

(b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Remaining Shares;

whether any such transaction described in clause (a) or (b) above is to be settled by delivery of any of the Remaining Shares or other securities, in cash or otherwise.

        3.2     Stop Transfer Instructions and Legend on Remaining Shares. In order to enforce the foregoing lock up provision, the Company may impose stop-transfer instructions with respect to the Remaining Shares until the end of such the Restricted Period. In addition, the following legend shall be added to stock certificates evidencing the Remaining Shares: THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH CERTAIN LOCK UP PROVISIONS CONTAINED IN A REDEMPTION AND LOCK UP AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES AND THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

ARTICLE IV

MISCELLANEOUS

        4.1     Entire Agreement. This Agreement supersedes all prior discussions and agreements between any of the parties hereto with respect to the matters relating to the redemption and lock up of Roth’s shares and this Agreement constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

        4.2     Counterparts; Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.

        4.3     Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

        4.4     Attorneys’ Fees to Enforce This Agreement or in Subsequent Litigation. In the event any party hereto shall maintain or commence any action, proceeding or motion against any other party to enforce this Agreement or any provision thereof, the prevailing party therein shall be entitled to recover its actual attorneys’ fees and costs therein incurred. Each party agrees that if such party hereafter commences, joins in, or in any manner asserts against any other party any of the claims release hereunder, then it will pay to the other party, in addition to any other damages caused to the other party thereby, all actual attorneys’ fees and costs incurred in defending or otherwise responding to such suit or claim.

        4.5     Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

        4.6     Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of the Agreement.

        4.7     Construction. Every provision of this Agreement shall be construed according to its fair meaning and not strictly for or against any party.

        4.8     Opportunity to Obtain Legal Counsel. Roth confirms that he has had the opportunity to consult legal counsel in connection with this Agreement.

        4.9     Further Assurances. The parties to this Agreement hereby agree to execute and deliver all such further documents and instruments and do all acts and things as may be necessary or convenient to carry out the full intent and meaning of and to effect the transactions contemplated by this Agreement.

        This Redemption and Lock Up Agreement is entered into to be effective as of the date first set forth above.

Roth:

/s/ JW Roth JW Roth

COMPANY:

DISABOOM, INC.

By: /s/ John Walpuck John Walpuck, President